CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

         We consent to the use in this Registration Statement on Form SB-2 of our report dated January 20, 2006, except for Note 9, the date of which is March 29, 2006, with respect to the financial statements of Wilson Holdings, Inc. as of and for the years ended December 31, 2005 and 2004, and to the reference to our firm under the caption "Experts" in the prospectus.

/s/ Helin, Donovan, Trubee & Wilkinson, LLP

Austin, Texas
October 16, 2006